Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BRONZE MARKETING, INC.
(hereby changed to SUTOR TECHNOLOGY GROUP LIMITED)

Bronze Marketing, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify as follows:

1. The current name of the Corporation is Bronze Marketing, Inc.

2. The original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State on May 1, 1997.

3. These Amended and Restated Articles of Incorporation have been duly approved by the Unanimous Written Consent of the Board of Directors of the Corporation in lieu of a meeting, dated January 31, 2007, and by the Written Consent of the holders of a majority of the Corporation’s issued and outstanding capital stock, dated January 31, 2007, in accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes.

4. The provisions of the Articles of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Sutor Technology Group Limited (hereinafter, the “Corporation”).

ARTICLE II
DURATION

The duration of the Corporation is perpetual.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE IV
STOCK

The aggregate number of shares which the Corporation shall have authority to issue is 500,000,000 shares of Common Stock having a par value of $.001 per share and 1,000,000 shares of Preferred Stock having a par value of $.001 per share. All Common Stock of the Corporation shall be of the same class, and shall have the same rights and preferences. The Corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Corporation. Fully-paid stock of the Corporation shall not be liable to any further call or assessment.

Effective as of the filing date of these Amended and Restated Articles of Incorporation, each ten shares of the issued and outstanding Common Stock, $0.001 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect only issued and outstanding shares. Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, if they hold a fractional share equal to one-half or more, a full share of Common Stock, and if they hold a fractional share equal to less than one-half of a share of Common Stock, then that fractional share will be cancelled.

ARTICLE V
AMENDMENT

These Amended and Restated Articles of Incorporation may be amended by the affirmative vote of a “majority” of the shares entitled to vote on each such amendment.

ARTICLE VI
STOCKHOLDERS RIGHTS

The authorized but unissued stock of Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Stockholders shall not have pre-emptive rights to acquire unissued shares of the stock of the Corporation.

ARTICLE VII
DIRECTORS

The directors are hereby given the authority to do any act on behalf of the Corporation by law and in each instance where the Nevada General Corporation Law provides that the directors may act in certain instances where the Articles of Incorporation authorize such action by the directors, the directors are hereby given authority to act in such instances without specifically numerating such potential action or instance herein.

The directors are specifically given the authority to mortgage or pledge any or all assets of the business without stockholders' approval.

ARTICLE VIII
COMMON DIRECTORS - TRANSACTIONS BETWEEN CORPORATIONS

No contract or other transaction between the Corporation and any one or more of its directors or officers or any other corporation, firm, association, or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relationship or interest, or because such person is present at the meeting of the Board of Directors, or a committee thereof, which authorizes, approves, or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction in good faith by vote or consent sufficient for the purpose without counting the votes or consents of such interested director; (b) the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; (c) the fact of the common directorship, office or financial interest is not disclosed or known to the director or officer at the time the transaction is brought before the Board of Directors of the Corporation for action; or (d) the contract or transaction is fair and reasonable to the Corporation at the time it is approved. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies such contract or transaction.

ARTICLE IX
LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

The provisions hereof shall not apply to or have any effect on the liability or alleged liability of any officer or director of the Corporation for or with respect to any acts or omissions of such person occurring prior to such amendment.

ARTICLE X
ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by an successor section, statute, or provision. No amendment to these Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE XI
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 6th day of March, 2007.

BRONZE MARKETING, INC.

By:	/s/ Guoxiang Ni
Name: Guoxiang Ni
Title: CEO and President